As filed with the Securities and Exchange Commission on June 10, 2022

Registration No. 333−

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________

SUN COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

27777 Franklin Road
Suite 200
Southfield, Michigan 48034
(248) 208-2500
(Address of Principal Executive Offices and Zip Code)

Sun Communities, Inc. 2015 Equity Incentive Plan
(Full title of the plan)

Gary A. Shiffman
Chief Executive Officer
27777 Franklin Road
Suite 200
Southfield, Michigan 48034
(248) 208-2500
(Name, address, telephone number, including area code, of agent for service)
_______________

Copies of all correspondence to:
Matthew Murphy, Esq.
Jaffe, Raitt, Heuer & Weiss, P.C.
27777 Franklin Road
Suite 2500
Southfield, Michigan 48034
(248) 351-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	Accelerated filer	Non-accelerated filer	Smaller reporting company	Emerging growth company
☒	☐	☐	☐	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this registration statement on Form S-8 (this “Registration Statement”) is being filed in order to register an additional 3,000,000 shares of the Registrant’s common stock, which are securities of the same class and relate to the same benefit plan, the Sun Communities, Inc. 2015 Equity Incentive Plan, as amended, as those shares registered on the Registrant’s registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on July 24, 2015, File No. 333-205857, which is hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The following documents filed by the Registrant with the Commission are incorporated in and made a part of this Registration Statement by reference, as of their respective dates:

(a)The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Commission on February 22, 2022 (including portions of the Registrant’s definitive proxy statement on Schedule 14-A, as filed with the Commission on April 4, 2022, solely to the extent incorporated by reference into Part II of the Annual Report on Form 10-K for the year ended December 31, 2021).

(b)The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, as filed with the Commission on April 26, 2022.

(c)The Registrant’s Current Reports on Form 8-K filed with the Commission on February 3, 2022, March 17, 2022, April 1, 2022, April 6, 2022, April 12, 2022, April 13, 2022, May 6, 2022 and May 19, 2022.

(d)The description of the Registrant’s common stock contained in Exhibit 4.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the Commission is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Securities Exchange Act of 1934 or is to be incorporated by reference in this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The Registrant’s charter authorizes the Registrant to obligate itself to indemnify its present and former directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law. The Registrant’s bylaws obligate it to indemnify and advance expenses to present and former directors and officers against judgments, penalties, fines, settlements, and expenses actually and reasonably incurred by them in connection with any proceeding to which they may be made a party by reason of their service to the company in those capacities unless it is established that: (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding; and (a) was committed in bad faith or, (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property, or services; (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful; or (iv) in the event of a proceeding by or in the right of the Registrant, the director or officer was adjudged to be liable to the Registrant. The Registrant’s bylaws provide that the Registrant intends to indemnify its directors and officers to the maximum extent permitted by Maryland law in effect from time to time and if Maryland law is amended to authorize further indemnification or it is determined that presently existing Maryland law permits greater indemnification than set forth in the Registrant’s bylaws, then the Registrant’s bylaws shall be construed to authorize the Registrant to indemnify its directors and officers to the fullest extent permitted by Maryland law.

The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that: (i) it is proved that the person actually received an improper benefit or profit in money, property or services; or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Registrant’s charter contains a provision providing for elimination of the liability of our directors or officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law.

In addition to the foregoing, the Registrant has entered into separate indemnification agreements with each of its executive officers and directors.

Item 8. Exhibits.

Exhibit No.	Description	Method of Filing
4.1	Sun Communities, Inc. 2015 Equity Incentive Plan	Incorporated by reference to Appendix A to Sun Communities, Inc.’s Definitive Proxy Statement filed on April 29, 2015
4.2	First Amendment to Sun Communities, Inc. 2015 Equity Incentive Plan	Incorporated by reference to Appendix C to Sun Communities, Inc.’s Definitive Proxy Statement filed on April 4, 2022.
5.1	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, a Professional Corporation	Filed herewith
23.1	Consent of Grant Thornton LLP, independent registered public accounting firm	Filed herewith
23.2	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, a professional corporation	Included in Exhibit 5.1
24.1	Powers of Attorney	Incorporated by reference to the signature page hereto
107	Filing Fee Table	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on June 10, 2022.

SUN COMMUNITIES, INC., a Maryland corporation

By:	/s/ Fernando Castro-Caratini
Fernando Castro-Caratini, Executive Vice President, Chief Financial Officer, Secretary, Treasurer and Principal Financial and Accounting Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of Sun Communities, Inc. hereby constitutes and appoints Gary A. Shiffman and Fernando Castro-Caratini, or either of them, such undersigned’s attorneys-in-fact and agents, with full power of substitution and resubstitution for the undersigned in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the shares of common stock under the Securities Act of 1933, with the Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of such attorneys-in-fact and agents or their substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Gary A. Shiffman	Chief Executive Officer, Chairman of the Board of Directors and Principal Executive Officer	June 10, 2022
Gary A. Shiffman

/s/ Fernando Castro-Caratini	Executive Vice President, Treasurer, Chief Financial Officer, Secretary and Principal Financial and Accounting Officer	June 10, 2022
Fernando Castro-Caratini

/s/ Tonya Allen	Director	June 10, 2022
Tonya Allen

/s/ Meghan G. Baivier	Director	June 10, 2022
Meghan G. Baivier

/s/ Stephanie W. Bergeron	Director	June 10, 2022
Stephanie W. Bergeron

/s/ Brian Hermelin	Director	June 10, 2022
Brian Hermelin

/s/ Ronald A. Klein	Director	June 10, 2022
Ronald A. Klein

/s/ Clunet R. Lewis	Director	June 10, 2022
Clunet R. Lewis

/s/ Arthur A. Weiss	Director	June 10, 2022
Arthur A. Weiss